    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 2002

                                                      REGISTRATION NO. 333-99443


================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                Amendment No.1 to

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------
                                  NUCOTEC, INC.
                 (Name of small business issuer in its charter)

     -------------------------------------------------------------------------------------------------------------
                 Nevada                                 7215                               94-3409645
     (State of other jurisdiction of        (Primary Standard Industrial      (I.R.S. Employer Identification No.)
     incorporation or organization)          Classification Code Number)
     -------------------------------------------------------------------------------------------------------------

                              1080 S.E. 3rd Avenue
                            Ft. Lauderdale, FL 33316
                           (954) 356-8111 - telephone
                              (954) 356-8112 - fax
          (Address and telephone number of principal executive office)

                                Peter W. Mettler
                         140 Royal Palm Way, Suite 202.
                              Palm Beach, FL 33480
                            (561) 832-7600- telephone
                              (561) 833-0805 - fax
            (Name, address and telephone number of agent for service)

                                   COPIES TO:

                               Lynne Bolduc, Esq.
                    Oswald & Yap, a professional corporation
                            16148 Sand Canyon Avenue
                                Irvine, CA 92618
                           (949) 788-8900 - telephone
                              (949) 788-8980 - fax

                              --------------------

        Approximate Date of Commencement of Proposed Sale to the Public.
   As soon as practicable after this Registration Statement becomes effective.
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: /X/
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
                                                                               PROPOSED         MAXIMUM         AMOUNT OF
                                                                               MAXIMUM          AGGREGATE       REGISTRATION
                                                           AMOUNT BEING        OFFERING         OFFERING        FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED         REGISTERED          PRICE PER        PRICE(1)
                                                                               SHARE
----------------------------------------------------------------------------------------------------------------------------
Shares of common stock, $.001 par value                         965,800          $  0.25        $ 241,450           $  22.21
----------------------------------------------------------------------------------------------------------------------------

  (1) Estimated solely for computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

================================================================================

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2002

                                 965,800 SHARES


                                  NUCOTEC, INC.


                                  Common Stock

                              --------------------

We are offering 965,800 shares of our common stock. Prior to this offering, there has been no public market for our common stock.


================================================================================
INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

This prospectus relates to the resale by the selling stockholders of 965,800 shares of our common stock. The selling stockholders will sell the shares from time to time at $0.25 per share.

No public market currently exists for the shares of common stock. In the event that our shares become quoted on a securities market, non-affiliated selling stockholders may sell their shares at then-prevailing prices or in privately negotiated transactions

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

As you review this prospectus, you should carefully consider the matters described in "Risk Factors" beginning on page 2.


             The date of this prospectus is [_______________], 2002

[SIDENOTE]

          The information in this prospectus is not complete and may be changed. We may not sell thee securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

         PROSPECTUS SUMMARY..................................................................1
         RISK FACTORS........................................................................2
         USE OF PROCEEDS.....................................................................4
         DIVIDEND POLICY.....................................................................5
         CAPITALIZATION......................................................................5
         SELECTED CONSOLIDATED FINANCIAL DATA................................................5
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................................6
         BUSINESS............................................................................8
         MANAGEMENT.........................................................................11
         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................................12
         PRINCIPAL STOCKHOLDERS.............................................................13
         DESCRIPTION OF CAPITAL STOCK.......................................................14
         SELLING STOCKHOLDERS...............................................................15
         PLAN OF DISTRIBUTION...............................................................16
         SHARES ELIGIBLE FOR FUTURE SALE....................................................16
         LEGAL MATTERS......................................................................17
         EXPERTS............................................................................17
         WHERE YOU CAN FIND MORE INFORMATION ABOUT NUCOTEC, INC.............................17
         INFORMATION NOT REQUIRED IN PROSPECTUS...........................................II-1

                               PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus. To better understand this offering, and for a more complete description of the offering, you should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements, which are included elsewhere in this prospectus.

THE COMPANY

We were incorporated in Nevada on October 8, 2001 in order to serve as a holding company for Salty's Warehouse, Inc. Our principal executive offices are located at 1080 S.E. 3rd Avenue, Ft. Lauderdale, Florida 33480, and our telephone number is (954) 356-8111

We operate Salty's Warehouse, Inc. as our majority-owned subsidiary. Salty's Warehouse, Inc. is located at 1080 Southeast 3rd Avenue, Fort Lauderdale, FL 33316 and sells name brand consumer products, with a focus on consumer electronics equipment, over the Internet though its web site, Www.saltyswarehouse.com. Salty's Warehouse, Inc. was incorporated in Florida on July 16, 1998

THE OFFERING

Shares offered by the selling             965,800
stockholders.

Common stock outstanding                  6,076,000

Use of proceeds                           The selling stockholders will receive
                                          the net proceeds from the sale of
                                          shares. We will receive none of the
                                          proceeds from the sale of shares offered
                                          by this prospectus.

ADDITIONAL INFORMATION

In this prospectus, the terms "Nucotec" "we," "us," and "our" refer to Nucotec, Inc., a Nevada corporation, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $.001 per share, of Nucotec, Inc.

SUMMARY FINANCIAL DATA

The following table sets forth our summary consolidated financial data. This information should be read in conjunction with the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

                                                    Six Months Ended            For the Year Ended
                                                      June 30, 2002             December 31, 2001
                                                       (unaudited)                  (audited)
------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Net sales                                                     $      8,767                  $   87,211
Cost of sales                                                 $      8,526                  $   72,377
Gross profit                                                  $        241                  $   14,834
Operating costs and expenses:                                 $     10,925                  $   10,425
Net income (loss)                                             $    (10,684)                 $    4,409
Loss per share:

                                                    Six Months Ended            For the Year Ended
                                                      June 30, 2002             December 31, 2001
                                                       (unaudited)                  (audited)
------------------------------------------------------------------------------------------------------

    Basic and diluted earning per share                        $     (0.00)                $      0.00
    Basic and diluted weighted average shares                    6,076,000                   2,219,000

                                                    Six Months Ended     For the Year Ended
                                                      June 30, 2002      December 31, 2001
                                                       (unaudited)           (audited)
-----------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Total current assets                                   $     17,626                  $  30,495
Current liabilities                                    $      1,735                  $   3,920
Total stockholders' equity                             $     15,891                  $  26,575

                                  RISK FACTORS

This offering and an investment in our common stock involve a high degree of risk. You should consider carefully the risks described below, which are the most significant risks we face based on our business and the industry in which we operate, before you decide to buy our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND YOUR INVESTMENT IN OUR COMPANY IS SUBJECT TO THE RISKS AND UNCERTAINTIES OF A DEVELOPMENT-STAGE COMPANY. THESE RISKS MAY CAUSE THE VALUE OF YOUR INVESTMENT TO DECLINE.

We were founded on October 8, 2001. Our subsidiary, Salty's Warehouse, was incorporated on July 16, 1998. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in their early stages of development. These risks are further amplified by the fact that we are operating largely in the highly competitive consumer electronics market. These risks and uncertainties include the following:

   - Our business model and strategy are still evolving and are continually being reviewed and revised;
   - We may not be able to successfully implement our business model and strategy; and
   -  We face substantial competition from established companies (see "Business
      - Competition").

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in Nucotec will decline.

WE HAVE NEVER BEEN PROFITABLE AND EXPECT TO INCUR FUTURE LOSSES AND EXPERIENCE NEGATIVE CASH FLOW FOR THE FORESEEABLE FUTURE. THIS MAY LEAD TO A LACK OF LIQUIDITY, CAUSING OUR BUSINESS TO FAIL AND YOUR INVESTMENT TO DECLINE IN VALUE.

We have incurred a net loss of $10,684 for the six months ended June 30, 2002, and we expect to incur losses throughout our fiscal year ending December 31, 2002. As a result, we will need to generate significant revenues to achieve profitability. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, we will continue to generate losses. We also expect to continue to experience negative cash flow through the rest of 2002 as we continue to operate Salty's Warehouse. As a result, we depend on access to sufficient credit facilities and timely collection of our accounts receivable to fund our operations. If we are unable to obtain sufficient credit or experience a delay in the collection of our accounts receivable, we may not be able to take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could severely harm our ability to conduct business and achieve profitability and causing your investment to decline in value.

OUR OFFICERS AND DIRECTORS WORK ON OUR BEHALF ONLY ON A PART-TIME BASIS. BECAUSE THEY DO NOT DEVOTE THEIR FULL TIME AND ATTENTION TO THE COMPANY THIS MAY NEGATIVELY IMPACT OUR BUSINESS OPERATIONS.

Our officers and directors devote only approximately five to ten hours a week working on our behalf. Therefore they are not devoting their full time and attention to managing and expanding our operations. This may cause us to miss business opportunities that we would otherwise be able to take advantage of.

SALTY'S WAREHOUSE IS SOLELY DEPENDENT ON THE HOSTING OF ITS WEBSITE BY YAHOO STORES. ANY DISCONTINUATION OR INTERRUPTION OF SERVICE BY YAHOO STORES WOULD SIGNIFICANTLY HARM OUR BUSINESS.

Our online store is hosted by Yahoo Stores. Should Yahoo Stores discontinue operations, or discontinue hosting our online store for any reason, we would be unable to make any sales or generate any revenues until we were able to reestablish our store with a different Internet commerce hosting service and there is no guarantee that we would be able to find such alternative hosting service. Additionally, and interruptions in services by Yahoo Stores will prevent any sales by our online store for the duration of the interruption, costing us any revenues we would have made during that time.

SALTY'S WAREHOUSE IS SUBJECT TO INTENSE COMPETITION, AND WE MAY NOT BE ABLE TO COMPETE CAUSING US TO LOSE CUSTOMERS.

We face intense competition in selling consumer electronics and other name brand consumer products over the Internet, both from other Internet retailers and from "bricks and mortar" retailers. Many of these competitors are larger, better known, and have significantly more resources than we do. Our failure to compete with our competitors on the basis of price or service could significantly harm our business. See "Business - Competition."


WE DO NOT HAVE A LEASE ON OUR OFFICE SPACE AND SALTY'S WAREHOUSE OFFICE AND STORAGE SPACE, AND IF WE LOSE THIS OFFICE AND STORAGE SPACE IT WILL SIGNIFICANTLY DISRUPT OUR OPERATIONS.

Our offices and the offices and storage space of our subsidiary, Salty's Warehouse, are furnished to us on a rent-free basis by Hudson Capital Group of which Steven W. Hudson, our Secretary and a member of the Board of Directors, is a principal. We only have a temporary verbal lease, revocable at any time, from Hudson Capital Group to use this office space. That lease could be revoked at any time for any reason and if that lease is revoked, we will have to find an alternative office and storage space. This would significantly disrupt our operations as well as require additional operating capital that we may not have available. We would not be able to operate our business without adequate office and storage space.

OUR REVENUES HAVE BEEN DROPPING PRECIPITOUSLY AND IF THEY CONTINUE TO DROP OUR BUSINESS MAY FAIL AND YOUR MAY LOSE ALL OR PART OF YOUR INVESTMENT.

Our revenues for the six months ended June 30, 2002 were only $8,767 compared to our revenues of $45,776 for the first six months ended June 30, 2001. The management of the Company believes that this decrease is due to a slower economy and increasingly competitive market conditions. If we are unable to decrease this decline in our revenues our business may fail causing you to lose all or part of your investment.

UNLESS A PUBLIC MARKET DEVELOPS FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

There has been no public market for our common stock. There can be no assurance, moreover, that an active trading market will ever develop or, if developed, that it will be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares.

IF OUR STOCK DOES BECOME PUBLICLY TRADED, WE WILL LIKELY BE SUBJECT TO THE PENNY STOCK RULES.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, investors in the offering may find it more difficult to sell their securities. (See "Plan of Distribution.")

WE MAY NOT QUALIFY FOR OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD QUOTATION, AND THEREFORE YOU MAY BE UNABLE TO SELL YOUR SHARES.

Upon completion of this offering, we will attempt to have our common stock quoted on the Over-the-Counter Electronic Bulletin Board ("OTCBB" or "Bulletin Board"). OTCBB eligible securities include securities not listed on NASDAQ or a registered national securities in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, and the company must be current in meeting its periodic securities reporting obligations. If for any reason, however, any of our securities are not eligible for initial or continued quotation on the Bulletin Board or an active public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities. (See "Plan of Distribution.")

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR SHARES OF COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

If our stockholders sell a substantial number of their shares of our common stock pursuant to this offering, or the public market perceives that these sales may occur, the market price of our common stock could decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms by other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the stockholders' shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling stockholders.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2002:

You should read this table with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and the financial statements and the related notes.

                                                              As of June 30, 2002
                                                                  (unaudited)
     ----------------------------------------------------------------------------
     Current liabilities                                                $   1,735
     Stockholder's equity:
     Common stock, $.001 par value, 10,000,000 shares
     authorized, 6,076,000 issued                                       $   6,076
        Additional paid-in capital                                      $  17,424
     Total stockholder's equity                                         $  15,891
     Total capitalization                                               $  17,626

The total number of outstanding shares of our common stock as of the date of this prospectus is 6,076,000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected statement of operations consolidated data were derived from our financial statements and notes thereto included later in this prospectus which are audited and our unaudited financial statements and notes thereto of June 30, 2002. In our opinion, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the financial position and results of operations for each of the periods presented in our audited financial statements. Historical results are not necessarily indicative of results that may be expected for any future period. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements, including the related footnotes.

                                                             Six Months Ended         For the Year Ended
                                                               June 30, 2002          December 31, 2001
                                                                (unaudited)               (audited)
--------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Net sales                                                         $     8,767               $     87,211
Cost of sales                                                     $     8,526               $     72,377
Gross profit                                                      $       241               $     14,834
Operating costs and expenses:                                     $    10,925               $     10,425
Net income (loss)                                                 $   (10,684)              $      4,409
Loss per share:
    Basic and diluted earning per share                           $     (0.00)              $       0.00
    Basic and diluted weighted average shares                       6,076,000                  2,219,000

                                                             Six Months Ended         For the Year Ended
                                                               June 30, 2002          December 31, 2001
                                                                (unaudited)               (audited)
--------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Total current assets                                              $    17,626                $    30,495
Current liabilities                                               $     1,735                $     3,920

Total stockholders' equity                                        $    15,891                $    26,575

           MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" on page 2 and elsewhere in this prospectus.

OVERVIEW

Nucotec, Inc was incorporated in Nevada on October 8, 2001 in order to serve as a holding company for Salty's Warehouse, Inc, which sells consumer electronics products and other name brand consumer products over the Internet.

RESULTS OF OPERATIONS

You should read the selected financial data set forth below along with "Management's Discussion and Analysis" and our financial statements and the related notes. We have derived the financial data from our audited and unaudited financial statements. We believe the financial data shown in the table below include all adjustments consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information. Operating results for the period are not necessarily indicative of the results that may be expected in the future.

                 CONSOLIDATED STATEMENTS OF INCOME (OPERATIONS)
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                     SIX MONTHS ENDED JUNE 30, 2002 AND 2001

                           Six months ended      Six months ended     For the year ended    For the year ended
                            June 30, 2002         June 30, 2001       December 31, 2001     December 31, 2000
                             (unaudited)           (unaudited)            (audited)             (audited)
----------------------------------------------------------------------------------------------------------------
Net sales                         $   8,767             $  45,776              $  87,211             $  59,856
Net income (loss)                 $ (10,684)            $   3,641              $   4,409             $   2,070
Net loss per share                $   (0.00)            $    0.00              $    0.00             $    0.00

                                                             Six Months Ended       For the Year Ended
                                                               June 30, 2002        December 31, 2001
                                                                (unaudited)             (audited)
-----------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets                                                        $  17,626                    $  30,495
Total liabilities                                                   $   1,735                    $   3,920
Stockholders' equity                                                $  15,891                    $  26,575

On May 10, 2002, Nucotec entered into a Plan of Reorganization, whereby, Nucotec acquired 80% of the outstanding common stock of Salty's Warehouse (see a discussion of this transaction under "Business"). This business combination has been accounted for in a manner similar to pooling of interest, whereby the carrying value of the net assets of Salty's Warehouse was transferred to Nucotec, pursuant to FASB 141 - "BUSINESS COMBINATIONS." The accompanying consolidated financial statements have been restated to present the financial information of the combined entities as of the beginning of the earliest period presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2001 (UNAUDITED).

REVENUES. Our net sales amounted to $8,767 for the six months ended June 30, 2002 compared to $45,776 for the six months ended June 30, 2001. All revenues were from the sale of products on the Salty's Warehouse web site. This drastic decrease in our revenues is primarily the result of a slowing economy and the competitive environment that we operate in. While we believe that revenues will eventually increase by the upcoming holiday season, there can be absolutely no assurance that we will achieve profitability or any other results expressed or implied in any forward looking statements.

COST OF SALES. The cost of sales for the six months ended June 30, 2002 was $8,526 as compared to $37,802 for the six months ended June 30, 2002. The cost of sales mostly reflects the wholesale price and shipping charges paid by Salty's Warehouse to its suppliers for products sold on the web site. In the beginning of 2002, Yahoo! Started charging Salty's Warehouse a half percent transaction based fee for every product sold over the web site, further increasing the cost of sales as a percentage of revenues.

GROSS PROFIT. Our gross profits during the six months ended June 30, 2002 was $241 compared to $7,974 for the same period in the prior year. This decrease in gross profits was due to declining sales and increased cost of sales.

OPERATING EXPENSES. Our total operating expenses for the six months ended June 30, 2002 were $10,925 compared to $4,333 for the same period in the prior year. Expenses consisted primarily of general operating expenses and professional fees. The increase in operating expenses is mostly attributable to increased legal and accounting expenses incurred in connection with this offering.

NET LOSS. We had a net loss of $10,684 or basic and diluted net loss per common share of $0.00 for the six months ended June 30, 2002 compared to a net income of $3,641 or basic and diluted net income per common share of $0.00 for the same period in the prior year. Our net loss in the current period is a result of declining sales in a slow economy and increased operating expenses as discussed above.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000 (AUDITED).

REVENUES. Our net sales amounted to $87,211 for the year ended December 31, 2001 compared to $59,856 for the year ended December 31, 2000. All revenues were from the sale of products on the Salty's Warehouse web site. Our management believes that the increase in net sales from 2001 and 2002 was primarily due to the better economic conditions prevailing before the terrorist attacks in September of 2001 and these results do not reflect the current economic conditions facing the company.

COST OF SALES. The cost of sales for the year ended December 31, 2001 was $72,377 as compared to $59,856 for the year ended December 31, 2000. The cost of sales reflects the wholesale price and shipping charges paid by Salty's Warehouse to its suppliers for products sold on the web site.

GROSS PROFIT. Our gross profit during the year ended December 31, 2001 was $14,834 compared to $9,079 for the year ended December 31, 2000.

OPERATING EXPENSES. Our total operating expenses for the year ended December 31, 2001 were $10,425 compared to $7,009 for the year ended December 31, 2000. Expenses consisted primarily of general operating expenses and professional fees. The increase in general operating expenses from 2000 to 2001 is mostly due to legal fees incurred in 2001 in connection with the formation of Nucotec and Nucotec's private placement of securities.

NET INCOME. We had a net income of $4,409 or basic and diluted net income per common share of $0.00 for the year ended December 31, 2001 compared to a net income of $2,070 or basic and diluted net income per common share of $0.00 for the year ended December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2002, we had working capital of $15,891 as compared with $5,423 at June 30, 2001. As of December 31, 2001, we had a working capital of $26,575 as compared with $1,666 at December 31, 2000. In the fourth quarter of 2001, we raised $16,000 by selling 64,000 shares of our common stock to 30 accredited investors.

On October 18, 2002, we borrowed $15,000 from our management, pursuant to promissory notes requiring us to repay the principal and interest accrued at the rate of 10% on October 18, 2003 (SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS").

Net cash used for operating activities was $12,858 for the six months ended June 30, 2002 compared to net cash provided by operating activities of $5,221 for the six months ended June 30, 2001. Net cash provided by operating activities was $4,342 for the year ended December 31, 2001 compared to $1,991 for the year ended December 31, 2000.

Salty's Warehouse generally does not hold in inventory the products we sell (SEE "BUSINESS"). Therefore we do not require any liquidity to fund replenishing inventory. At the time a customer orders a product on our web site, the customer pays for the product by credit card. If the credit card is Visa or Mastercard we usually receive the funds within twenty-four hours. However if the credit card is American Express or Discover, we receive the funds as part of an aggregated payment from the respective credit card company once a month. The supplier invoices us when the product is actually shipped on terms requiring us to pay within 30 days. So in most transactions, we will have already received payment from the customer before we must pay the supplier for the product that this customer has ordered.

The only internal sources of liquidity that we have are our bank accounts and the future revenues we receive from the sale of products on our web site. Our only external source of liquidity is loans from our management. We do not have any material commitments for capital expenditures.

Due to numerous economic and competitive risks, any or all of which may have a material adverse impact upon our operations, there can be no assurance that we will be able to successfully generate significant revenues or achieve a level of profits which will permit us to stay in business. However, we believe cash generated from net revenues, together with the $15,000 loaned to us by management, will be sufficient to fund all or our general and administrative expenses for the next twelve months.

FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

Annual and quarterly fluctuations in our results of operations may be caused by the timing and quantity of orders from our customers. Our future results also may be affected by a number of factors, including our ability to offer our services and applications at competitive prices and to anticipate customer demands. Our results may also be affected by economic conditions in the geographical areas in which we operate. All of the foregoing may result in substantial unanticipated quarterly earnings shortfalls or losses. Due to all of the foregoing, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.

INFLATION

We believe that our revenue and results of operations have not been significantly impacted by inflation since we began operations.


                                    BUSINESS

Nucotec owns 80% of Salty's Warehouse. Other than its ownership of Salty's Warehouse, Nucotec has no other business operations.

SALTY'S WAREHOUSE

Salty's Warehouse, Inc. was incorporated in Florida on July 16, 1998 and is engaged in selling name brand consumer products over the Internet. Salty's Warehouse focuses on selling consumer electronics and audio-video equipment such as speakers, amplifiers, and tuners, although Salty's Warehouse also sells assorted other goods such as watches, sunglasses and sports games. Some of the brand names currently offered by Salty's Warehouse include: Compaq(R), Revo(R), MB Quart(R), Kicker(R), Poly Planar(R), Sony(R), Panasonic(R), Harman Kardon(R), Panamax(R), Seiko(R) and Movado(R).

On May 10, 2002, two of the Salty's Warehouse founders, Steve Hudson and Earl Shannon owned 100% of the outstanding stock of Salty's Warehouse and sold 80% of this outstanding stock to Nucotec, through a Plan of Reorganization and Acquisition. As consideration for their shares, Steve Hudson and Earl Shannon each received 456,000 Nucotec shares, representing 15% of the outstanding shares of the company on a fully diluted basis. The agreement also provided for Steve Hudson and Earl Shannon to each retain 10% of Salty's outstanding shares.

In addition to serving as our President and as one of our directors, Earl Shannon is the President, Secretary, Treasurer and sole director of Salty's. Steve Hudson is our Secretary and one of our directors.

MARKETING AND DISTRIBUTION

Salty's Warehouse sells its products over the Internet. Salty's Warehouse is hosted by Yahoo!(R)Store.

With the exception of its inclusion on the Yahoo Shopping directory, Salty's does not spend money on advertising, but instead relies on customer referrals and Internet search engine search results.

Our management believes that satisfied customers of the may refer new customers to Salty's through direct referral or by posting on message boards. Additionally, our management believes that Salty's five star rating with Yahoo Stores may be attractive to new customers (See "Competition").

Salty's Warehouse pays Yahoo a monthly revenue share fee equal to 3.5% of revenue generated from any transactions stemming from traffic coming from the Yahoo!(R) Shopping directory on the WWW.YAHOO.COM web site, At no cost to Salty's Warehouse, the Salty's Warehouse web site is listed by a number of the Internet search engines and directories, including Yahoo, Yahoo Store, Yahoo Shopping, Google, Hotbot, Altavista, Dogpile Overture, and Fastsearch. The inclusion of Salty's Warehouse in Internet search engines accounts for a significant percentage of sales and hits on the Salty's Warehouse web site.

Salty's Warehouse does not own or store the items in listed for sale on its web site in inventory. Rather, all items are held in stock from the suppliers we purchase them from. When we receive an order for a product, we fax it to the supplier that is providing this product on our behalf. This supplier ships the product directly to the ordering customer and invoices us at the time of shipment with 30 day terms. We obtain products through relationships with suppliers or we seek suppliers based on customer inquiries regarding specific products.

The hosting of our website by Yahoo!(R) Store is subject to a ongoing month-to-month merchant service agreement between Salty's Warehouse and Yahoo! Store. This agreement requires Salty's Warehouse to pay Yahoo!(R) Store a hosting fee in the amount of $49.95 per month, a monthly insertion fee in the amount of $0.10 for every product we make available for sale, a monthly transaction fee equal to 0.5% of total revenue generated and a monthly revenue share fee equal to 3.5% of revenue generated from any transactions stemming from traffic coming from the Yahoo!(R) Shopping directory on the www.yahoo.com web site.

SECURITY MEASURES

Salty's Warehouse has not implemented any technical measures on its web site to safeguard the data of its customers other than those provided by Yahoo Stores as part of its hosting service for the Salty's Warehouse website.

PRIVACY POLICY

Salty's Warehouse has adopted a privacy policy, posted on its web site, that it will not share personal information collected from its customers with outside parties except to the extent necessary to complete an order.

PRINCIPAL SUPPLIERS

Our principal suppliers are Sawgrass Distributors, Inc., Esha, Inc., and U.S. Imaging Solutions. We do not have any written agreements with them. These suppliers ship products purchased on our web site directly to our purchasers.

INTELLECTUAL  PROPERTY

On April 2, 2002, Salty's Warehouse filed a trademark application for "Salty's Warehouse," Serial Number 76234037, with the U.S. Patent and Trademark Office but there is no guarantee that this trademark will be registered with the U.S. Patent and Trademark Office. At this time, neither Nucotec nor Salty's Warehouse has any other trademark, copyright or patent protection. In the event Salty's Warehouse is unable to acquire the trademark, "Salty's Warehouse,' Salty's Warehouse will find it difficult to enforce any claim to exclusive use of this term and making it possible for competitors to use it.

COMPETITION

Although Salty's Warehouse faces intense competition from numerous other Internet retailers, we believe that Salty's Warehouse can compete on the basis of quality of service and providing products at low prices.

We believe that Salty's Warehouse can compete on the basis of quality service by having its suppliers timely ship ordered products, by quickly and courteously responding to any customer inquiries or complaints, and by selling products with which customers will be satisfied. Salty's Warehouse enjoys a five star customer service rating with Yahoo!(R). This means that Salty's Warehouse participates in the Yahoo!(R) Customer Rating Program, and that customers who have ordered from Salty's Warehouse have given it high ratings.

We believe that Salty's Warehouse can compete on the basis of price by keeping prices down. Because Salty's Warehouse does not maintain an inventory and has its suppliers ship products directly to customers, Salty's Warehouse has a low overhead relative to many other stores allowing it keep its prices low.

However, many of Salty's Warehouse's competitors are substantially larger, better financed and have superior resources compared to Salty's Warehouse. Therefore, there is no guarantee that Salty's Warehouse will be able to successfully compete with them.

Salty's Warehouse has numerous competitors. Some of Salty's Warehouse's competitors are large companies selling a large variety of products, including products that compete with Salty's Warehouse both on the Internet and through "bricks and mortar" stores. Competitors in this category include Costco, Target, Kmart, Sears and Walmart.

Salty's Warehouse also faces competition from and companies specializing in selling consumer electronic products, both on the Internet and through bricks and mortars stores. Competitors in this category include Radio Shack, Circuit City and Best Buy.

Another category of competitors is companies that sell competing products only online, such as Overstock.com, Amazon.com, and Audio Direct.

FACILITIES AND EQUIPMENT

Our offices as well as the offices and storage space of Salty's Warehouse encompass 800 square feet located in a downtown Ft. Lauderdale, Florida in a building owned by Hudson Capital Group. Our management believes these premises are in good condition. Hudson Capital Group allows us to use this space free of charge. Although the Hudson Capital Group can revoke our right to use this space at any time, we have been informed by its principal, Steven Hudson, that the Hudson Capital Group intends to allow us to continue using the space free of charge for the foreseeable future. However, should we be evicted from the space, we would need to relocate to new facilities and may lack the funds to do this.

EMPLOYEES

As of the date of this prospectus, we had a total of three employees and Salty's Warehouse had a total of two employees. If necessary, we hire seasonal workers on an as-needed basis.

LITIGATION

To the best knowledge of management, there are no litigation matters pending or threatened against us or Salty's Warehouse.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and officers as of the date of this prospectus are as follows:

               NAME                      AGE          POSITION
               ----                      ---          --------
               Earl T. Shannon           35           President, Director
               Steven W. Hudson          33           Secretary, Director
               Scott W. Bodenweber       31           Chief Financial Officer, Director

EARL T. SHANNON, PRESIDENT, DIRECTOR. Mr. Shannon has been an Officer and Director of both Nucotec and Salty's Warehouse since the inception of each company. Additionally, Mr. Shannon was an Officer and Director of PageActive Holdings, Inc. from June 8, 1999 to July 11, 2001, during which time PageActive Holdings, Inc. was a "blank check company"- a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified company or companies. From January 1997 and continuing through the present, Mr. Shannon has been the President of Winthrop Venture Management, Inc., an investment management company based in Fort Lauderdale, Florida. Winthrop Venture Management, Inc. currently owns approximately 37.8% of our outstanding common stock. Winthrop Venture Management, Inc. is also the General Partner of the Winthrop Venture Fund, Ltd., a private investment fund.

STEVEN W. HUDSON, SECRETARY, DIRECTOR. Mr. Hudson has been an Officer and Director of Nucotec since its inception. Mr. Hudson has served as Vice President of Salty's Warehouse since March 15, 1999. Additionally, Mr. Hudson has served as President and CEO of International Yacht Collection since May 1999. International Yacht Construction specializes in new construction, brokerage, charter, crew placement and yacht management for vessels 80 feet long and over. Since June 1997, Mr. Hudson also has served as President and CEO of Hudson Capital Group, a private investment firm. From August 1995 through May 1999, Mr. Hudson served as Division Vice President for Republic Services, Inc., a leading provider of environmental services for commercial, industrial, municipal and residential customers. From September 1991 through August 1995, Mr. Hudson held various positions with Hudson Management Corp, a holding company for several solid waste services companies located in Florida. Mr. Hudson graduated from Southern Methodist University with a Bachelor of Arts degree in Business Economics.

SCOTT W. BODENWEBER, CHIEF FINANCIAL OFFICER, DIRECTOR. Mr. Bodenweber has been an Officer and Director of Nucotec since its inception. From June 1997 and continuing through the present, Mr. Bodenweber has been the Controller of Hudson Capital Group, an investment firm in Fort Lauderdale, FL. From February 1995 through May 1997, he was employed with Keefe, McCullough & Co., a CPA firm in Ft Lauderdale, FL. Mr. Bodenweber graduated from Florida State University in 1994 with Bachelor of Science Degrees in both Accounting and Finance. He is a licensed Certified Public Accountant in the State of Florida.

TIME DEVOTED TO COMPANY

Each of our officers and directors spend approximately five to ten hours on an as-needed basis handling our business operations. Each officer and director is responsible for attending a weekly sales meeting lasting one to two hours.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation earned by or paid to our Chief Executive Officer and our other most highly compensated executive officers for the fiscal year ended December 31, 2001.

                                                                 LONG TERM COMPENSATION
-----------------------------------------------------------------------------------------------------------------------
                                ANNUAL COMPENSATION              Awards                        Payouts
-----------------------------------------------------------------------------------------------------------------------

                                                 Other Annual    Restricted   Securities       LTIP       All Other
                                         Bonus   Compensation    Stock        Underlying       Payouts    Compensation
                     Year    Salary ($)  ($)     ($)             Awards ($)   Options/SARs     ($)        ($)
                                                                            (#)
-----------------------------------------------------------------------------------------------------------------------
Earl T. Shannon,     2001         $   0  $   0          $   0         $   0              0       $   0            $   0
President
Steven W.            2001         $   0  $   0          $   0         $   0              0       $   0            $   0
Hudson,
Secretary
Scott W.             2001         $   0  $   0          $   0         $   0              0       $   0            $   0
Bodenweber,
CFO

None of our officers or directors are currently receiving any compensation for their services. We have not issued any options or SAR grants since our inception.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The laws of the State of Nevada and Nucotec's Bylaws provide for indemnification of the Nuctotec's directors for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Nucotec, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Nucotec has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 1, 2002, Salty's Warehouse bought back 10 shares of Salty's Warehouse each from Mark Shannon and Ronald Shannon for $30 per share, counting $290 in pain-in capital by each of them. At the time of this transaction, these shares represented 20% of the outstanding shares of Salty's Warehouse. These shares were cancelled by Salty's Warehouse.

Earl T. Shannon, Steven W. Hudson, Mark R. Shannon, Ronald J. Shannon are promoters of Salty's Warehouse as defined by the Securities and Exchange Commission. The only items of value received by them from Salty's Warehouse is the stock they were issued by Salty's and any consideration they have received from sales of this stock. On July 16, 1999, Earl T. Shannon, Mark R. Shannon and Ronald Shannon each received 33.333 shares, representing in the aggregate 100% of Salty's Warehouse at par value for services rendered. The determination of the value of their services, was made by Earl T. Shannon, Mark R. Shannon and Ronald Shannon as the shareholders of Salty's Warehouse. On March 15, 1999, they redistributed this stock such that Earl T. Shannon and Steven W. Hudson each received 40 shares and Mark R. Shannon and Ronald J. Shannon each received 10 shares. Subsequently Mark R. Shannon and Ronald J. Shannon each sold all of their shares back to Salty's Warehouse for

$30 per share and Earl T. Shannon and Steven W. Hudson sold 80% of their shares to Nucotec in return for 456,000 Nucotec shares, representing 15% of the outstanding shares of Nucotec on a fully diluted basis

On May 10, 2002, we acquired an 80% interest in Salty's Warehouse from Earl T. Shannon and Steven W. Hudson. In return, Earl T. Shannon and Steven W. Hudson each received 456,000 shares our common stock, which in the aggregate was equal to 15% of our outstanding shares on a fully diluted basis. See a discussion of this transaction under "Business." Earl T. Shannon is our President and one of our directors. Steven W. Hudson is our Secretary and one of our directors.

Steven W. Hudson is a principal of Hudson Capital Group, which furnishes us with office space and storage space on a rent-free basis.

On October 18, 2002, we borrowed $15,000 from Earl T. Shannon and Steven W. Hudson, pursuant to promissory notes requiring us to repay the principal and interest accrued at the rate of 10% on October 18, 2003.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding our shares of outstanding common stock beneficially owned as of the date of this prospectus by
(i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each other person who is known by us to own beneficially more than 5% of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

           Name and Address              Amount and Nature of       Percent Ownership        Percent Ownership at
         of Beneficial Owners                Beneficial             Prior to Offering           Completion of
                                             Ownership                                           Offering(1)
---------------------------------------------------------------------------------------------------------------------
Scott W. Bodenweber                                   516,000(2)                  8.5%                        7.1%
C/o Nucotec, Inc.
1080 S.E. 3rd Ave.
Ft Lauderdale, FL  33316
Steven W. Hudson                                    2,759,000(3)                 45.4%                       38.5%
C/o Nucotec, Inc.
1080 S.E. 3rd Ave.
Ft Lauderdale, FL  33316
Earl T. Shannon                                     2,759,000(4)                 45.4%                       38.5%
C/o Nucotec, Inc.
1080 S.E. 3rd Ave.
Ft Lauderdale, FL  33316
All directors and executive officers as             6,034,000                    99.3%                       84.1%
a group (3 individuals)

     (1) Assumes all share included in this prospectus for sale by selling stockholders are sold.
     (2) Includes shares held in the name of Briland Properties, Inc., Mustang Properties, Inc., and Dunmore Properties, Ltd.
     (3) Includes shares held in the name of Lady Jean Charters, Inc., Briland Properties, Inc., Mustang Properties, Inc., and Dunmore Properties, Ltd.
     (4) Includes shares held in the name of Winthrop Venture Management, Inc., Alpine Mercantile, Inc., ESHA, Inc., and Don Marcos Trading Company.

                          DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 10,000,000 shares of common stock, $.001 par value per share. The following is a summary of certain provisions of our capital stock, certificate of incorporation and bylaws.

COMMON STOCK

As of the date of this prospectus, there are 6,076,000 shares of common stock outstanding, which are held of record by 35 stockholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

                              SELLING STOCKHOLDERS

All of our shares of common stock offered under prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus

All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any attributable to the sale of shares by selling stockholders will be borne by such holders.

The selling stockholders are offering a total of 965,800 shares of our stock common stock. The selling stockholders are not affiliated with broker-dealers. The following table sets forth:

     a.  the name of each person who is a selling stockholder;

     b. the number of securities owned by each such person at the time of this offering; and

     c. the number of shares of common stock such person will own after the completion of this offering.

The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.

                                                          SHARES OWNED PRIOR              SHARES OWNED AFTER
                                          NO. OF           TO THE OFFERING                  THE OFFERING
                                          SHARES       -------------------------      -------------------------
     SELLING STOCKHOLDER                  OFFERED      NUMBER        PERCENTAGE       NUMBER         PERCENTAGE
     -------------------                  -------      ----------    ----------       ------         ----------
Winthrop Venture                          344,250       2,295,000          37.8%       1,950,750           32.1%
Management, Inc.(1)
Lady Jean Charters, Inc.(2)               344,250       2,295,000          37.8%       1,950,750           32.1%
Scott W. Bodenweber                        76,500         510,000           8.4%         433,500            7.1%
Thomas E. Lindner                           4,000           4,000              *               0              0%
Harris W. Hudson                            2,000           2,000              *               0              0%
Bonnie J. Hudson                            2,000           2,000              *               0              0%
William K. Bodenweber, Jr.                  2,000           2,000              *               0              0%
Catherine M. Bodenweber                     2,000           2,000              *               0              0%
Kristen K. Bodenweber                       2,000           2,000              *               0              0%
Holly Bodenweber                            2,000           2,000              *               0              0%
Ronald J. Shannon                           2,000           2,000              *               0              0%
Starr Shannon                               2,000           2,000              *               0              0%
Reva Fletcher                               2,000           2,000              *               0              0%
Brian C. Tansey                             2,000           2,000              *               0              0%
Patsy Ann Gable                             2,000           2,000              *               0              0%
Winthrop Trust                              2,000           2,000              *               0              0%
Dorothy M. Weaks                            2,000           2,000              *               0              0%
Mark R. Shannon                             2,000           2,000              *               0              0%
Alexa M. Shannon                            2,000           2,000              *               0              0%
Peter Wright                                2,000           2,000              *               0              0%
Mary Wright                                 2,000           2,000              *               0              0%
Peter W. Mettler                            2,000           2,000              *               0              0%
Tim Huizenga                                2,000           2,000              *               0              0%
Peter H. Huizenga III                       4,000           4,000              *               0              0%
Penina Shannon                              2,000           2,000              *               0              0%

Earl T. Shannon                            70,400         458,000           7.5%         387,600            6.4%
Alpine Mercantile, Inc.(1)                  2,000           2,000              *               0              0%
ESHA, Inc.(1)                               2,000           2,000              *               0              0%
Don Marcos Trading Co.(1)                   2,000           2,000              *               0              0%

Steven W. Hudson                           70,400         458,000           7.5%         387,600            6.4%
Briland Properties, Inc.(3)(4)              2,000           2,000              *               0              0%
Mustang Properties, Inc.(4)                 2,000           2,000              *               0              0%
Dunmore Properties Ltd.(3)(4)               2,000           2,000              *               0              0%
                           TOTAL:         965,800       6,076,000           100%       5,110,200             84%

*less than 1%.

----------
(1) Earl T. Shannon is the principal of Winthrop Venture Management, Inc., Alpine Mercantile, Inc., Don Marcos Trading Co., and ESHA, Inc.
(2)  Steven W. Hudson is the principal of Lady Jean Charters, Inc.
(3)  Briland Properties, Inc. is the general partner of Briland Properties, Ltd.
(4) The principals of Briland Properties, Inc., Mustang Properties, Inc. and Dunmore Properties, Ltd. are Holly Bodenweber and Steven W. Hudson. Holly Bodenweber is married to Scott W. Bodenweber and is the sister of Steven W. Hudson.

                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may offer and sell the shares from time in negotiated transactions at the $0.25 per share. In the event that our shares become quoted on a securities market, non-affiliated selling stockholders may sell their shares at then-prevailing prices or in privately negotiated transactions. The selling stockholders may sell their shares through registered broker-dealers by one or more of, or a combination of, the following methods:

   a. purchase by a broker-dealer as principal and resale by such broker-dealer for its own account through this prospectus; and

   b. ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather that through this prospectus. In offering the shares covered by this prospectus, the selling stockholders any broker-dealers who execute sales for the selling stockholders may be to be "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

                         SHARES ELIGIBLE FOR FUTURE SALE

We have no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. Upon completion of this offering, we will have 6,076,000 outstanding shares of common stock.

All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to the limitations and restrictions that are described below.

All of the remaining shares of common stock outstanding were issued and sold by us in reliance on an exemption from the registration requirements of the Securities Act and will become eligible for sale in the public market pursuant to Rule 144 as described below.

                                       Approximate Shares Eligible for
  Relevant Dates                       Future Sale                          Comment
  ----------------------------------------------------------------------------------------------------------------
  On the date of this prospectus                     965,800                Freely tradable shares sold in this
                                                                            Offering
  Pursuant to Rule 144                             5,110,200                Shares saleable under Rule 144

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 60,800 shares immediately after this offering; or
     - the average weekly trading volume of the common stock on the Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing, and the availability of current public information about us.

RULE 144(K)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

                                  LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Oswald & Yap, a professional corporation, Irvine, California.

                                     EXPERTS

Our financial statements. included in this prospectus to the extent and for the periods indicated in their report, have been audited by Stonefield Josephson, Inc., Santa Monica, California, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT NUCOTEC, INC.

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to our common stock and us, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee or for free at the Commission's website, www.sec.gov. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1(800) SEC-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the Securities and Exchange Commission referred to above.

UNTIL 90 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, ALL DEALERS THAT BUY, SELL OR TRADE SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  NUCOTEC, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000


                                    CONTENTS



                                                           Page
                                                           ----
INDEPENDENT AUDITORS' REPORT                                F-1

CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets                               F-2
  Consolidated Statements of Income (Operations)            F-3
  Consolidated Statement of Stockholders' Equity            F-4
  Consolidated Statements of Cash Flows                     F-5
  Notes to Consolidated Financial Statements              F-6-9

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Nucotec, Inc.
Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheet of Nucotec, Inc. as of December 31, 2001 and the related statements of income (operations), stockholders' equity and cash flows for the two years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nucotec, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years in the period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
May 21, 2002

                                  NUCOTEC, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                          June 30,    December 31,
                                                            2002         2001
                                                         -----------  ------------
                                                         (unaudited)    (audited)
                         ASSETS

CURRENT ASSETS:
  Cash                                                      $ 17,112    $ 29,970
  Accounts receivable                                            342         525
  Inventory                                                      172           -
                                                            --------    --------

          Total current assets                              $ 17,626    $ 30,495
                                                            ========    ========


           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                     $  1,735    $  3,920
                                                            --------    --------


STOCKHOLDERS' EQUITY:
  Common stock; $.001 par value; 10,000,000 shares
    authorized, 6,080,000 shares issued and outstanding        6,076       6,076
  Additional paid-in capital                                  17,424      17,424
  Retained earnings (accumulated deficit)                     (7,609)      3,075
                                                            --------    --------

          Total stockholders' equity                          15,891      26,575
                                                            --------    --------

                                                            $ 17,626    $ 30,495
                                                            ========    ========

See accompanying independent auditors' report and notes to financial statements.

                                  NUCOTEC, INC.

                 CONSOLIDATED STATEMENTS OF INCOME (OPERATIONS)

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                     SIX MONTHS ENDED JUNE 30, 2002 AND 2001

                                             Six months ended       Six months ended    For the year ended     For the year ended
                                               June 30, 2002         June 30, 2001      December 31, 2001      December 31, 2000
                                            -------------------    ----------------   --------------------   -------------------
                                                (unaudited)          (unaudited)           (audited)              (audited)
NET SALES                                   $             8,767    $         45,776   $             87,211   $            59,856

COST OF SALES                                             8,526              37,802                 72,377                50,777
                                            --------------------   -----------------  ---------------------  --------------------

GROSS PROFIT                                                241               7,974                 14,834                 9,079

OPERATING EXPENSES                                       10,925               4,333                 10,425                 7,009
                                            --------------------   -----------------  ---------------------  --------------------

NET INCOME (LOSS)                           $           (10,684)   $          3,641   $              4,409   $             2,070
                                            ====================   =================  =====================  ====================


WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING - BASIC AND DILUTED                     6,076,000             912,000              2,219,000               912,000
                                            ====================   =================  =====================  ====================

NET LOSS PER SHARE                          $             (0.00)   $           0.00   $               0.00   $              0.00
                                            ====================   =================  =====================  ====================

See accompanying independent auditors' report and notes to financial statements.

                                  NUCOTEC, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                   AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001

                                                                                               Retained
                                                         Common Stock          Additional      earnings/          Total
                                                 ----------------------------   paid-in       (accumulated    stockholders'
                                                    Shares          Amount      capital         deficit)          equity
                                                 --------------  ------------  -----------   --------------   ----------------
Shares issued to founders at inception,
  restated for business combination                     912,000  $        912  $     1,488   $       (3,404)  $         (1,004)

Net income for the year ended
  December 31, 2000                                                                                   2,070              2,070
                                                 --------------  ------------  -----------   --------------   ----------------

Balance at December 31, 2000                            912,000           912        1,488           (1,334)             1,066

Issuance of shares to founders of Nucotec             5,100,000         5,100                                            5,100

Issuance of shares from private
  placement of common stock                              64,000            64       15,936                -             16,000

Net income for the year ended
  December 31, 2001                                                                                   4,409              4,409
                                                 --------------  ------------  -----------   --------------   ----------------

Balance at December 31, 2001 (audited)                6,076,000         6,076       17,424            3,075             26,575

Net loss for the six months ended
  June 30, 2002                                                                                     (10,684)           (10,684)
                                                 --------------  ------------  -----------   --------------   ----------------

Balance at June 30, 2002 (unaudited)                  6,076,000  $      6,076  $    17,424   $       (7,609)  $         15,891
                                                 ==============  ============  ===========   ==============   ================

See accompanying independent auditors' report and notes to financial statements.

                                  NUCOTEC, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                     SIX MONTHS ENDED JUNE 30, 2002 AND 2001

                                                        Six months ended  Six months ended For the year ended  For the year ended
                                                         June 30, 2002     June 30, 2001    December 31, 2001   December 31, 2000
                                                       -----------------  ----------------  ------------------  ------------------
                                                          (unaudited)        (unaudited)        (audited)           (audited)
CASH FLOWS PROVIDED BY (USED FOR) OPERATING
  ACTIVITIES:
    Net income (loss)                                  $         (10,684) $          3,641  $            4,409  $            2,070
                                                       -----------------  ----------------  ------------------  ------------------

    CHANGES IN ASSETS AND LIABILITIES:
      (INCREASE) DECREASE IN ASSETS:
      Accounts receivable                                            183              (492)               (525)                  -
      Inventory                                                     (172)               58                   -                   -

     INCREASE (DECREASE) IN LIABILITIES -
       accounts payable and accrued expenses                      (2,185)            2,014                 458                 (79)

                                                       -----------------  ----------------  ------------------  ------------------
        Total adjustments                                         (2,174)            1,580                 (67)                (79)
                                                       -----------------  ----------------  ------------------  ------------------

        Net cash provided by (used for)
          operating activities                                   (12,858)            5,221               4,342               1,991

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES -
  issuance of common stock                                             -                 -              21,100                   -
                                                       -----------------  ----------------  ------------------  ------------------

NET INCREASE (DECREASE) IN CASH                                  (12,858)            5,221              25,442               1,991
CASH, beginning of period                                         29,970             4,528               4,528               2,537
                                                       -----------------  ----------------  ------------------  ------------------

CASH, end of period                                    $          17,112  $          9,749  $           29,970  $            4,528
                                                       =================  ================  ==================  ==================

See accompanying independent auditors' report and notes to financial statements.

                                  NUCOTEC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BUSINESS ACTIVITY:

          Nucotec, Inc. and its subsidiary, Salty's Warehouse, Inc. (collectively the "Company") sell various home and automobile electronic equipment, computer accessories and supplies to the general public through its website - http://www.saltyswarehouse.com.

     ORGANIZATION:

          Nucotec, Inc. was incorporated in the State of Nevada on October 8, 2001.

     PLAN OF REORGANIZATION:

          During May 2002, Nucotec, Inc. ("Nucotec") entered into a plan of reorganization, whereby, Nucotec issued 912,000 shares of its common stock in exchange (the "Exchange") for 80% of the outstanding common stock of Salty's Warehouse, Inc. ("Salty's), a Florida Corporation. The two principal shareholders of Nucotec immediately prior to the Exchange, were Winthrop Venture Management, Inc. and Lady Jean Charters, Inc. These two principal shareholders also had majority management and voting control of Salty's, by virtue of common ownership, prior to the Exchange. After the Exchange, the majority shareholders of Winthrop Venture Management, Inc. and Lady Jean Charters, Inc. maintained significant control of the combined entities. As such, this business combination has been accounted for as a reorganization of companies under common control in a manner similar to a pooling of interest, whereby the carrying value of the net assets of Salty's was transferred to Nucotec, pursuant to Statement of Financial Accounting Standards No. 141 - "BUSINESS COMBINATIONS."

          The accompanying consolidated financial statements have been restated to present the financial information of the combined entities as of the beginning of the earliest period presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

     INTERIM FINANCIAL STATEMENTS:

          The accompanying consolidated financial statements include all adjustments (consisting of only normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for a full year. The financial statements should be read in conjunction with the audited financial statements included in the Form SB-2, filed on September 11, 2002.

     USE OF ESTIMATES:

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

See accompanying independent auditors' report.

                                  NUCOTEC, INC.

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     REVENUE RECOGNITION:

          Revenues from the sale of products (consisting primarily of automobile electronic equipment, home electronics, computer accessories and supplies) are recognized when title to the products are transferred to the customer (product shipment) and only when no further contingencies or material performance obligations are warranted and, thereby, have earned the right to receive and retain reasonably assured payments.

     CASH:

          For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

     OTHER COMPREHENSIVE INCOME:

          Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), established new rules for the reporting and display of comprehensive loss and its components, which requires unrealized gains or losses on the Company's available for sale securities, currency translation adjustments and minimum pension liability to be included in other comprehensive income. Other comprehensive income consisted only of net income (loss).

     NET INCOME (LOSS) PER SHARE:

          Net income (loss) per share has been computed using the weighted average number of common shares outstanding during 2001 and 2000. There were no common stock equivalents.

     INCOME TAXES:

          The Company uses the asset and liability approach to measure temporary differences in accounting for income taxes. Temporary differences arise from differences in the timing of revenue and expense recognition for financial reporting and income tax return purposes and are measured using the currently enacted tax rates and laws. The principal temporary difference as of December 31, 2001 is the federal net operating loss carryforward of $7,500, which if not utilized, will start to expire in 2021. A deferred asset has been included in the balance sheet as of December 31, 2001 provided and offset by a valuation allowance account, because its utilization does not appear to be reasonably assured.

     RECENT ACCOUNTING PRONOUNCEMENTS:

          In July 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 supersedes Accounting Principles Board ("APB") No. 16 and requires that any business combinations initiated after June 30, 2001 be accounted for as a purchase; therefore, eliminating the pooling-of-interest method defined in APB 16. The statement is effective for any business combination initiated after June 30, 2001 and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later.

See accompanying independent auditors' report.

                                  NUCOTEC, INC.

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     RECENT ACCOUNTING PRONOUNCEMENTS, CONTINUED:

          In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangibles." SFAS No. 142 addresses the initial recognition, measurement and amortization of intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) and addresses the amortization provisions for excess cost over fair value of net assets acquired or intangibles acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001 for any intangibles acquired in a business combination initiated after June 30, 2001. The Company is evaluating the accounting effect, if any, arising from the recently issued SFAS No. 142, "Goodwill and Other Intangibles" on the Company's financial position or results of operations.

          In October 2001, the FASB recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption of SFAS No. 143 to have a material impact on the Company's financial position or results of operations.

          In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the Company's financial position or results of operations.

          In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company does not expect the adoption of SFAS No. 145 to have a material impact on the Company's financial position or results of operations.

See accompanying independent auditors' report.

                                  NUCOTEC, INC.

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(2)  STOCKHOLDERS' EQUITY:

     On October 8, 2001, Nucotec issued 5,100,000 shares at the Company's common stock to three founding shareholders of Nucotec, Inc. and has presented in the financial statements as if it had occurred at the beginning of the earliest period presented.

     PRIVATE PLACEMENT:

     On October 28, 2001, the Company initiated a private placement offering (the "Private Placement") of 64,000 shares of the Company's common stock at an offering price of $0.25 per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 504 of Regulation D. Net proceeds amounted to $16,000.

     PLAN OF REORGANIZATION:

     During May 2002, Nucotec, Inc. ("Nucotec") entered into a plan of reorganization, whereby Nucotec issued 912,000 shares of its common stock in exchange (the "Exchange") for 80% of the outstanding common stock of Salty's Warehouse, Inc., ("Salty's") a Florida Corporation.

     There were no other equity-related securities issuable or issued, granted or outstanding.

(3)  REVENUE:

     A summary of revenue by product category, for the years ended December 31, are as follows:

                                                      2001                    2000
                                                 ----------------       ---------------
          Home electronics                       $         58,780       $        25,111
          Automobile electronics                           23,068                18,779
          Computer supplies and accessories                 5,363                15,966
                                                 ----------------       ---------------

                    Total                        $         87,211       $        59,856
                                                 ================       ===============

See accompanying independent auditors' report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          - As permitted by Nevada law, our certificate of incorporation eliminates the liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except to the extent otherwise required by Nevada law.
          - Our certificate of incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of Nucotec against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by Nevada law. Our bylaws provide for a similar indemnity to our directors and officers to the fullest extent authorized by Nevada law.
          - Our certificate of incorporation also gives us the ability to enter into indemnification agreements with each of our directors and officers. We intend to enter into indemnification agreements with certain of our directors and officers, which provide for the indemnification of our directors or officers against any and all expenses, judgments, fines, penalties, and amounts paid in settlement, to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by us in connection with the registration of the Shares is as follows:

      SEC Registration .....................................$      23
      Accounting Fees and Expenses .........................$   5,000
      Legal Fees and Expenses ..............................$  10,000
      Printing Costs .......................................$   5,000
      Miscellaneous Expenses ...............................$   1,000
           Total ...........................................$  26,023

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

On July 16, 2002, the inception date of Salty's Warehouse, Salty's Warehouse issued 100 shares of its common stock to its founders, Earl T. Shannon, Mark R. Shannon and Ronald Shannon at par value for services rendered., with each founder receiving 33.333 shares. These issuances were exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering.

On March 15, 1999, the common stock of the Salty's Warehouse was redistributed by agreement of all of the company's stockholders. Earl T. Shannon and Steven W. Hudson each received 40 shares. Mark R. Shannon and Ronald J. Shannon each received 10 shares. This redistribution was made at par value for services rendered and was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering.

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


On October 8, 2001, Nucotec's inception date, Nucotec issued 5,100,000 shares of its common stock to its three founders at par value. These issuances were exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering.

From October 15, 2001 though December 19, 2001, Nucotec completed a private placement of its common stock. Nucotec sold 64,000 shares at $.25 each ($16,000) in this private placement to 30 accredited investors. This private placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act and pursuant to Rule 504 of Regulation D, as transactions by an issuer not involving any public offering. The securities issued pursuant to the private placement were restricted securities as defined in Rule 144 of the Act.

On May 10, 2002, Nucotec issued 912,000 shares of common stock to Steven W. Hudson and Earl T. Shannon pursuant to a Plan of Reorganization in which Steven
W. Hudson and Earl T. Shannon sold Nucotec 80% of the outstanding shares of Salty's Warehouse, Inc. These issuances were exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the private placement were restricted securities as defined in Rule 144 of the Act.

ITEM 27.  EXHIBITS

        Exhibit
        -------
        3.1      Corporate Charter of Nucotec, Inc., dated October 8, 2001*
        3.2      Bylaws of Nucotec, Inc., dated October 8, 2001*
        5.0      Opinion of Oswald & Yap, a professional corporation
        10.1     Plan of Reorganization and Acquisition, dated May 10, 2002*
        10.2     Yahoo! Store Merchant Service Agreement
        10.3     Promissory Note for Steven W. Hudson, executed October 18, 2002
        10.4     Promissory Note for Earl T. Shannon, executed October 18, 2002
        21.1     List of Subsidiaries of Nucotec, Inc.*
        23.1     Consent of Oswald & Yap, a professional corporation (included in its opinion set forth in Exhibit 5 hereto)
        23.2     Consent of Stonefield Josephson, Inc.
        25.1     Power of Attorney*

                 *Previously filed.

ITEM 28.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above in Item 24, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of the expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
    (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in

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


    the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (c) Include any additional or changed material information on the plan of distribution.
2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Ft. Lauderdale, State of Florida, on the 12th day of November, 2002.

                                                 NUCOTEC, INC.


                                                 By: /s/ Earl T. Shannon
                                                     --------------------------
                                                 Earl T. Shannon, President

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